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                                                                    EXHIBIT 99.1


[ELS LOGO]



CONTACT:  Michael Berman                            FOR IMMEDIATE RELEASE
          (312) 279-1496                            December 2, 2005



                            ELS COMPLETES REFINANCING
                BORROWS APPROXIMATELY $337 MILLION AT 5.3 PERCENT

         CHICAGO, IL - DECEMBER 2, 2005 - Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced it has completed the previously announced refinancing of approximately $293 million of secured debt maturing in 2007 with an effective interest rate of 6.8 percent per annum. The transaction generated approximately $337 million in proceeds from loans secured by individual mortgages on 20 properties. The proceeds were used to defease the $293 million of secured debt on two cross-collateralized loan pools consisting of 35 properties, and to repay amounts borrowed under the Company's lines of credit, leaving the Company with remaining availability under its lines of credit of approximately $135 million. The blended interest rate on the refinancing is approximately 5.3 percent per annum, and the loans mature in ten years. The transaction costs will impact the Company's fourth quarter results by approximately $20 million or $0.67 per fully diluted share.

         Commented Thomas Heneghan, ELS' CEO and President, "We are pleased to announce the successful execution of this refinancing which demonstrates our ability to take advantage of the current favorable interest rate environment. The transaction strengthens the Company's balance sheet by extending the weighted average maturity on our long-term secured debt by approximately two years. In addition, the Company will not have any significant long-term secured debt maturing in either 2006 or 2007. Beginning in 2008 and over the succeeding five years, the maximum amount of long-term secured debt maturing in any one year is less than $230 million."

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate", "expect", "believe", "intend", "may be" and "will be", and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified communities, home sales results could be impacted by the ability of potential homebuyers to sell

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their existing residences as well as by financial markets volatility; in the all-age communities, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 285 quality properties in 28 states and British Columbia consisting of 106,337 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.